Exhibit 10.41

Performance Metrics for 2011 Annual Incentive Bonuses for Named Executive Officers

The performance metrics for 2011 consist of two components:

1. Adjusted EBITDA

•

an “adjusted EBITDA” performance measure with the threshold, target and maximum annual incentive bonus payouts depending on achievement of specified threshold, target and maximum levels of adjusted EBITDA (with no amounts payable if threshold performance is not achieved and payout amounts interpolated on a straight line basis if actual adjusted EBITDA falls between the specified adjusted EBITDA amounts for threshold and target achievement or between target and maximum achievement);

•

The target bonus opportunity for 2011 is as set forth in each executive officer’s employment agreement (150% of base salary for Mr. Ordan, 100% of base salary for Messrs. Neeb and Haddock and $265,500 for Mr. Richards reflecting his target annual bonus of 50% of his $235,000 annual base salary during the portion of 2011 during which he served as chief accounting officer and a target annual bonus of 100% of his $300,000 annual salary for the balance of 2011 during which he is serving as chief financial officer, pro-rated). The threshold bonus opportunity represents 50% of the target bonus opportunity. The maximum bonus opportunity represents 200% of target for Mr. Ordan and 150% of target for Messrs. Neeb, Haddock and Richards.

; subject to:

2. Discretionary Adjustment

•

a discretionary adjustment of -100% to +25% after the adjusted EBITDA payout amounts are calculated based on the Company’s performance, as determined by the Compensation Committee, against budgeted occupancy levels, budgeted community revenue growth, budgeted community net operating income, budgeted general and administrative expenses (total and recurring), peer shareholder returns and an assessment by the Compensation Committee of the fulfillment of the Company’s mission and standards of care, which factors the Company believes are critical to its 2011 operations.

For purposes of calculating the adjusted EBITDA payout, “EBITDA” is net income (loss) attributable to common shareholders but excludes depreciation and amortization, interest income, interest expense and (provision for) benefit from income taxes. “Adjusted EBITDA” further excludes stockholder litigation, buyout fees, restructuring costs, write-off of capitalized project costs, allowance for uncollectible receivables from owners, impairment of long-lived assets, gain (loss) on investments, gain on fair value of liquidating trust note, other income

(expense), stock compensation, gain on the sale and development of real estate and equity interests, loss from investments accounted for under the profit-sharing method, discontinued operations (net of tax) and includes our proportionate share of joint venture interest, taxes, depreciation, rent, and amortization. Any incremental adjusted EBITDA from the acquisition of real estate or venture interests that was not contemplated in arriving at the specified adjusted EBITDA targets for 2011 will be excluded from the final calculation of adjusted EBITDA in determining the threshold/ target/maximum payout. However, the incremental recurring cash flow (to be determined by arriving at net income per generally accepted accounting principles and excluding depreciation and amortization expense) from unbudgeted acquisitions will be added to the final adjusted EBITDA computation.